Exhibit 99.1

Platinum Research Appoints David A. Hart

To CFO Position

Dallas,  March 19, 2008 — Platinum Research Organization (OTCBB:PLRO www.platinumresearch.com)  today announced the appointment of David A. Hart as  its Interim Chief Financial Officer, to fill the vacancy left by Mr. Michael D. Newman.  The appointment was effective March 7, 2008.

Mr. Hart, a CPA, has over 20 years of experience in public and private companies, providing financial leadership, implementing financial systems and managing accounting controls to help streamline accounting processes and aid the process of Sarbanes-Oxley compliance.

These skills and experience will help Platinum Research transition from a development stage company to become a more effective, efficient producer of commercially viable, environmentally friendly compounds for ever-increasing demands we face today.

Upon accepting the role of CFO, Mr. Hart stated “I feel that we are at an important crossroads with Platinum Research and I look forward to participating in the advancement of this new proprietary technology.”

About Platinum Research Organization Inc. (PRO)
Platinum Research Organization Inc. (PLRO.OB — www.platinumresearch.com) designs, develops and commercializes patented, high-performance additives for lubricants and coatings. The company’s proprietary additive, TechroBond™, offers substantial economic, performance and environmental advantages over those now used. In engine oils, TechroBond will extend the life of catalytic converters, thereby reducing harmful emissions; it increases the anti-wear and extreme pressure performance of industrial greases while reducing their cost; and in coatings and paints, TechroBond may replace environmentally hazardous materials. Platinum’s formulations and processes are protected by a series of U.S. patents, patent applications, continuation-in-part applications and trade secrets. The company is located in Dallas.

Contact:	Platinum Research Organization, Inc.
Charles Moskowitz
(617) 633-2259